UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2023

FIRST FOUNDATION INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36461	20-8639702
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

200 Crescent Court, Suite 1400
Dallas, Texas	75201
(Address of Principal Executive Offices)	(Zip Code)

(469) 638-9636

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	FFWM	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on August 3, 2023, First Foundation Inc. (the “Company”) and its wholly-owned subsidiary, First Foundation Bank (the “Bank”), appointed James Britton as Executive Vice President and Chief Financial Officer, effective as of August 14, 2023.

On August 14, 2023, the Company entered into an Employment Agreement with Mr. Britton, with a term commencing on August 14, 2023 and ending on December 31, 2025 (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Britton will receive a signing bonus of $50,000 and an annual base salary of $390,000, subject to annual review, and will be eligible to participate in the executive incentive compensation program. Mr. Britton may also participate in the other benefit programs of the Company and the Bank available to executive employees generally. Subject to the approval of the Company’s compensation committee, Mr. Britton will be granted 12,000 restricted stock units (“RSUs”) under the Company’s 2015 Equity Incentive Plan, which will vest in three equal annual installments beginning on the one-year anniversary of the grant date, in each case subject to Mr. Britton’s continuous service. Upon termination of Mr. Britton’s continuous service for any reason before the RSUs are fully vested, the unvested portion of the RSUs will be forfeited without consideration; provided, however, pursuant to the terms of the Change in Control Severance Compensation Agreement described below, all unvested RSUs will vest immediately prior to the termination of Mr. Britton’s continuous service on or after the consummation of a change of control transaction.

If Mr. Britton’s employment is terminated without Cause or Mr. Britton terminates his employment for Good Reason (in each case, as defined in the Employment Agreement), then he will be entitled to a lump sum payment equal to the lesser of (i) 12 months of his annual base salary and (ii) the aggregate base salary that would have been paid to him for the remainder of the term of the Employment Agreement if such remaining term is shorter than 12 months. In the event of termination of Mr. Britton’s employment due to his death, his beneficiaries will be paid an amount equal to 100% of his base annual salary at the rate in effect immediately prior to his death. If Mr. Britton’s employment is terminated for Cause (as defined in the Employment Agreement) or due to the expiration of the term of the Employment Agreement, he will not be entitled to any severance compensation.

The Company and Mr. Britton also entered into a Change in Control Severance Compensation Agreement on August 14, 2023 (the “CC Agreement”), which provides that if (i) the Company undergoes a change in control and (ii) after the public announcement of such pending change in control and within the succeeding 12 months after such change in control, Mr. Britton’s employment is terminated by his employer without cause or by Mr. Britton for good reason (such as involuntary changes to Mr. Britton’s authority or responsibilities, compensation, eligibility for participation in bonus and employee benefit plans or relocation of work location), then Mr. Britton will become eligible to receive the following severance compensation (in lieu of any further salary and bonus payments or other payments):  (a) two times the sum of (1) his annual base salary as then in effect and (2) the maximum bonus compensation that he could have earned under any bonus or incentive compensation plan in which he was then participating, if any; (b) acceleration of the vesting of any then unvested equity awards; and (c) continued participation for Mr. Britton and his family members in medical, dental, vision, disability, and life insurance plans and programs through the end of the second calendar year following the calendar year of the termination. Receipt of the listed severance benefits are conditioned on Mr. Britton executing documentation that releases the Company and its affiliates from all legal claims.

Also as previously disclosed, the Bank appointed Amy Djou as Senior Vice President, Chief Accounting Officer and Deputy Chief Financial Officer of the Bank, effective as of August 14, 2023. In connection with this appointment, the Bank and Ms. Djou entered into a First Amendment to Employment Agreement (the “Amendment”) on August 14, 2023, which provides that Ms. Djou will serve the Bank in the aforementioned capacities and sets Ms. Djou’s annual salary at $285,000, subject to annual review.

The foregoing descriptions of the Employment Agreement, CC Agreement and Amendment are not intended to be complete and are qualified in their entirety by reference to the Employment Agreement, CC Agreement and Amendment, copies of which are attached as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3, respectively, to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated August 14, 2023, between First Foundation Inc. and James Britton
10.2	Change in Control Severance Compensation Agreement, dated August 14, 2023, between First Foundation Inc. and James Britton
10.3	First Amendment to Employment Agreement, dated August 14, 2023, between First Foundation Bank and Amy Djou
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST FOUNDATION INC.

Date: August 15, 2023	By:	/s/ SCOTT F. KAVANAUGH
Scott F. Kavanaugh
President and Chief Executive Officer